[MDS Nordion Letterhead]





May 18, 2000

Mr. Pete Ellis
President
Food Technology Service, Inc.
502 Prairie Mine Road
Mulberry, Florida  33860
USA

Dear Mr. Ellis:

Re: Amendment to Letter Agreement dated March 6, 2000, and Confirmation of Letter Agreement dated April 17, 2000
         ----------------------------------------------------------------------

On March 6, 2000, Food Technology Service, Inc. ("FTSI") and MDS Nordion Inc. ("Nordion") entered into a Letter Agreement providing for simplification of security interests. The parties desire to amend the Letter Agreement dated March 6, 2000 in order to confirm that the amount of indebtedness to Nordion as adjusted at February 4, 2000 is $963,194 US (the "Debt") which includes $22,114 US accrued interest that became payable on February 4, 2000. The parties agree that no further currency adjustments be effected to the Debt. The parties also agree that the Debt, interest accruing thereon and any future advances including payment of guarantees or indemnities to third parties made by Nordion to FTSI's benefit remain, at Nordion's option, convertible at any time into common shares of FTSI based on the conversion rate of 70% of the closing price of FTSI's shares listed on NASDAQ on the last trade date prior to the exercise of the conversion right.

Nordion further confirms its Letter Agreement dated April 17, 2000, pursuant to which the right of conversion of interest accruing on the Debt from February 5, 2000 to January 1, 2001, into shares of FTSI, has been waived by Nordion.

If you concur with the foregoing, please sign in the space provided.

                                        Sincerely,

                                        MDS NORDION INC.


                                        Per:  /s/ David L. Nicholds
                                             ----------------------------------
                                             David L. Nicholds,
                                             Vice President, General Counsel &
                                             Corporate Secretary

                                        We concur this 18th day of May, 2000.
                                        Food Technology Services, Inc.


                                        By:  /s/ Pete Ellis
                                             ----------------------------------
c:  Bill Schiffno